SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Hawaiian Electric Industries, Inc.

(Exact name of Registrant as Specified in its Charter)

State of Hawaii (State of incorporation or organization)	99-0208097 (I.R.S. employer identification no.)

900 Richards Street Honolulu, Hawaii (Address of Principal Executive Offices)	96813 (Zip code)

If this Form relates to the registration and class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box.  ☐

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NYSE

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

On April 22, 2003, the Board of Directors of Hawaiian Electric Industries, Inc. approved an amendment (the “Amendment”) to the Rights Agreement, dated as of October 28, 1997, between Hawaiian Electric Industries, Inc. (the “Company”) and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”). The Amendment removed the delayed redemption provision contained in Section 23(c) of the Rights Agreement. The foregoing description of the Amendment is qualified in its entirety by reference to the full text thereof, which is attached hereto as Exhibit 2 and incorporated herein by reference, and to the Rights Agreement which was attached as Exhibit 1 to the Form 8-A filed by the Company on November 5, 1997 incorporated herein by reference.

Item 2. Exhibits.

* 1. Rights Agreement, dated as of October 28, 1997, between Hawaiian Electric Industries, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit B thereto the Form of Rights Certificate (incorporated by reference to Exhibit 1 of Form 8-A dated November 5, 1997).

** 2. First Amendment to Rights Agreement, dated as of May 7, 2003, between Hawaiian Electric Industries, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent.

*	Previously filed.
**	Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HAWAIIAN ELECTRIC INDUSTRIES, INC. (Registrant)

By:	/s/ ROBERT F. CLARKE
Robert F. Clarke
Chairman, President and Chief Executive Officer

By:	/s/ ERIC K. YEAMAN
Eric K. Yeaman
Financial Vice President, Treasurer and Chief Financial Officer

Date:    May 8, 2003

EXHIBIT INDEX

Exhibit	Description

1.

Rights Agreement, dated as of October 28, 1997, between Hawaiian Electric Industries, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit B thereto the Form of Rights Certificate (incorporated by reference to Exhibit 1 of Form 8-A dated November 5, 1997).

2.	First Amendment to Rights Agreement, dated May 7, 2003, between Hawaiian Electric Industries, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (filed herewith).